FIRST AMENDMENT TO
ARRANGEMENT AGREEMENT

     This First Amendment to Arrangement Agreement (this "Amendment") is made and entered into as of February 16, 2009, by and between LPT Capital Ltd. ("LPT"), Lincoln Gold Corporation ("Lincoln") and 0843037 B.C. Ltd. ("LPT Sub"). LPT, Lincoln and LPT Sub are referred to herein as the "Parties."

RECITALS

A.	The Parties entered into an Arrangement Agreement dated as of January 15, 2009 (the "Agreement");

B.	Pursuant to Section 6.01 of the Agreement, the Agreement and the Plan of Arrangement attached as Exhibit I thereto may be amended from time to time by mutual written agreement of the Parties; and

C.	The Parties wish to amend the Agreement and the Plan of Arrangement as set forth in this Amendment.

AGREEMENT

     Now, therefore, in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the Parties), the Parties agree as follows:

1.	Amendments

(a)	The definition of "Effective Date" set forth in Section 1.01 of the Agreement is amended by deleting it in its entirety and substituting the following in its place the following:

"Effective Date" means the date on which the Arrangement Filings are made effective by the Registrar, provided that all conditions to the completion of the Arrangement as set out in Article 5 of this Agreement have been satisfied or waived in accordance with this Agreement and all documents agreed to be delivered thereunder have been delivered to the satisfaction of the recipient, acting reasonably;

(b)

The definition of "Effective Date" set forth in Section 1.01(l) of the Plan of Arrangement attached as Exhibit I to the Agreement is amended by deleting it in its entirety and substituting the following in its place the following:

"Effective Date" means the date on which the Arrangement Filings are made effective by the Registrar, provided that all conditions to the completion of the Arrangement as set out in Article 5 of the Agreement have been satisfied or waived in accordance with the Agreement and all documents agreed to be delivered thereunder have been delivered to the satisfaction of the recipient, acting reasonably;

(c)	The date "February 15, 2009" set forth in Section 6.02(b) and Section 6.02(d) of the Agreement is amended by deleting it and substituting in its place in each case "April 30, 2009".

(d)	Section 5.01(o) of the Agreement is amended by deleting it in its entirety and substituting the following in its place:

"(o)

the Escrowed Shares shall have been transferred to persons designated by Lincoln, provided that the transferees designated by Lincoln have delivered the necessary information and documentation in sufficient time in advance to permit the completion of the transfer of the Escrowed Shares on the Effective Date;"

2.	Miscellaneous

(a)

Effect of Amendment. The provisions of this Amendment are hereby incorporated into and made part of the Agreement and the Plan of Arrangement. Except as amended by this Amendment, all of the provisions of the Agreement shall continue in full force and effect, unamended.

(b)	Definitions. Unless otherwise defined in this Amendment, capitalized terms have the meanings given in the Agreement.

(c)

Entire Agreement. The Agreement (including the documents and the instruments referred to therein) and this Amendment constitute the entire agreement among the Parties and supersede all prior agreements, understandings and representations by or among the Parties, written and oral, with respect to the subject matter hereof and thereof.

(d)	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

(e)

Counterparts. This Amendment may be executed in one or more counterparts and delivered electronically or by fax, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

LINCOLN GOLD CORPORATION		LPT CAPITAL LTD.

Per:	"Andrew Milligan"	Per:	"Philip Walsh"
	Authorized Signatory		Authorized Signatory

0843037 B.C. LTD.

Per:	"Philip Walsh"
Authorized Signatory